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VR - Q3 2016 Validus Holdings Ltd Earnings Call

EVENT DATE/TIME: OCTOBER 28, 2016 / 02:00PM GMT

OCTOBER 28, 2016 / 02:00PM GMT, VR - Q3 2016 Validus Holdings Ltd Earnings Call

CORPORATE PARTICIPANTS
Jon Levenson Validus Holdings, Ltd. - EVP
Ed Noonan Validus Holdings, Ltd. - Chairman, CEO
Jeff Sangster Validus Holdings, Ltd. - EVP, CFO

CONFERENCE CALL PARTICIPANTS
Matt Carletti JMP Securities - Analyst
Josh Shanker Deutsche Bank - Analyst
Amit Kumar Macquarie Research - Analyst
Brian Meredith UBS - Analyst
Jay Cohen BofA Merrill Lynch - Analyst
Ryan Byrnes Janney Montgomery Scott - Analyst
Ian Gutterman Balyasny Asset Management LP - Analyst
Meyer Shields Keefe, Bruyette & Woods, Inc. - Analyst

PRESENTATION
Operator

Good day, ladies and gentlemen, and welcome to the Validus Holdings, Ltd., third-quarter 2016 earnings conference call. (Operator Instructions) As a reminder, today's conference is being recorded.

I would like to introduce your host for today's conference, Executive Vice President, Mr. Jon Levenson. Sir, please go ahead.

Jon Levenson - Validus Holdings, Ltd. - EVP

Great. Thank you. Good morning and welcome to the Validus Holdings conference call for the quarter ended September 30, 2016.

After the market closed yesterday, we issued an earnings press release and financial supplement, which are available on our website located at ValidusHoldings.com. Today's call is being webcast and will be available for replay until November 11. Details are provided on our website.

Leading today's are our Ed Noonan, Validus' Chairman and CEO, and Jeff Sangster, Validus' Chief Financial Officer.

Before we begin I would like to remind you that certain comments made during this call may be deemed forward-looking statements as defined within US federal securities laws. These statements address matters that involve risks and uncertainties, many of which are beyond the Company's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements, and therefore you should not place undue reliance on any such statements. More detail about these risks and uncertainties can be found in the Company's most recent annual report on Form 10-K and quarterly report on Form 10-Q, both as filed with the U.S. Securities and Exchange Commission.

Management will also refer to certain non-GAAP financial measures when describing the Company's performance. These items are reconciled and explained in our earnings release and financial supplement.

With that, I turn the call over to Ed Noonan.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Well, thank you, Jon. Good morning and thank you for taking the time to join us today.

Validus had another strong quarter, with net operating income of $1.02 per share, a combined ratio of 82.4%, an operating return on average equity of 9.7%, and growth in book value including dividends of 2.5% in the quarter. Through the first nine months of the year we've grown our book value per share including dividends by 9.2%.

Each of our businesses performed well, despite competitive conditions across most classes of business and territories. Western World recorded excellent growth, with net premiums up 20% over the third quarter of 2015 and with the expense ratio down sharply and their liability loss ratio continuing its downward trend.

Validus Re had strong underwriting income of $67 million in the quarter, while net premiums were down 10% from last year, reflecting both rate reduction and nonrenewal of underpriced business.

Talbot underwriters had $7 million in underwriting income in the quarter, reflecting the competitive environment in Lloyd's. Premiums were down year-on-year particularly in the marine and energy classes, as Talbot also continues to walk away from underpriced business.

AlphaCat continues to distance itself from its competitors in the asset management space, contributing income of $11 million in the quarter, our strongest-ever quarter for third-party management fees. Our investment portfolio had strong returns and remains very well positioned for the eventual rise in interest rates.

With that I'll turn the call over to the Jeff Sangster, who will go through our financial results in more detail, and then we'll be happy to take any questions you might have. Jeff?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Thanks, Ed, and thank you all for joining the call today. A lack of major global catastrophe events and strong performance from AlphaCat and our investment portfolio helped produce another favorable financial result for Validus in the third quarter.

Net income available to Validus common shareholders was $89.8 million or $1.11 per diluted common share. Net operating income available to Validus common shareholders was $82.6 million or $1.02 per diluted common share.

Annualized return on average equity for the quarter was 9.7%, and annualized net operating return on average equity was 8.9%. Book value per diluted common share was $45.16 at September 30, an increase of 2.5% from June 30, inclusive of dividends.

Speaking in more detail to the quarter's results, total gross premiums written were $372.4 million for the quarter, a decrease of $30.1 million or 7.5% from Q3 2015. The decrease in premiums is driven by the Validus Re, Talbot, and AlphaCat segments, offset by an increase in premiums in the Western World segment.

Gross premiums written in the Validus Re segment decreased by $8.6 million over the prior year's quarter to $94.7 million from $103.3 million. The decrease over Q3 2015 was driven by decreases in the property and marine lines of $11.6 million and $17.9 million, respectively. These decreases were offset by an increase in the specialty lines of $21 million year-on-year.

The decrease in the property lines of $11.6 million was driven by a decrease in incepting business of $5.3 million along with adjustments to existing business of $6.3 million, primarily in the catastrophe and per-risk excess of loss classes. The decrease in the marine lines of $17.9 million was driven primarily by a $14.3 million proportional program, which incepted in Q3 2015 but will not renew until Q1 2017, along with adjustments to existing business.

The increase in the specialty lines of $21 million was most notably a result of new casualty business of $7.5 million written during the quarter and continued growth in the composite lines of $4 million.

Gross premiums written in the Talbot segment decreased by $36.4 million over the prior year's quarter to $189.7 million from $226 million. Both foreign exchange and the premium adjustments discussed in previous quarters have negatively impacted the gross premiums written at Talbot in the quarter. Absent these items -- amounting to $7.1 million and $10.6 million, respectively -- the decrease from prior years was $18.7 million.

The reduction was driven by decreases in the property lines of $6.1 million and the marine lines of $13.7 million. The decrease in the property lines of $6.1 million was driven primarily by a $3.2 million decrease in the downstream energy class, along with other decreases in the property treaty, direct property, and construction classes. The decrease in the marine lines of $13.7 million was driven by a $10.5 million decrease in the upstream energy class due to continued pressure on rates from the lack of activity and lower prices in the oil and gas sector.

Gross premiums written in the Western World segment increased by $14.4 million over the prior year's quarter to $85.3 million from $70.9 million. The increase over Q3 2015 was driven by an increase in both the property and liability lines of $9.9 million and $4.5 million, respectively.

The increase in the property lines was due to additional business written in the commercial package property, program flood, and brokerage property classes of $4 million, $2.9 million, and $2.6 million, respectively. We continue to be pleased with the progress being made on the buildout of the short-tail lines in the Western World underwriting platform, which represented 27.9% of the segmental premium written in the quarter. As we continue to grow these lower loss ratio classes of Western World, the elevated level of written premium will flow into earned, improving results through both increased scale and lower levels of expected losses.

The increase in the liability lines was driven primarily by increases in the commercial package liability of $8.6 million, was partially offset by decreases as a result of the discontinuation of underperforming programs and brokerage general liability lines.

Shifting to a discussion of losses, our quarterly combined ratio was 82.4%, including a loss ratio of 45.8%. We incurred one non-notable loss event in the quarter, the SpaceX rocket explosion in Cape Canaveral, Florida, which resulted in a net loss to the Company of $20.2 million or 3.6 percentage points on the consolidated loss ratio.

Net of reinstatement premiums of $1.2 million, the net loss attributable to the Company from this event was $19 million. The breakdown of this loss by segment was: Validus Re, $8.2 million; and Talbot, $10.8 million.

Net favorable development from prior years was $52.9 million, equal to 9.4 loss ratio points. Our favorable development is from both event and nonevent reserves in the amount of $20.3 million and $32.6 million, respectively.

As we've noted previously, the lack of recent cat activity has had the effect of reducing our prior-period development from events. The net favorable development by segment was: Validus Re, $33 million; AlphaCat, $0.3 million; Talbot, $18.7 million; and Western World $0.9 million.

The overall accident year loss ratio, excluding the non-notable loss event and changes in prior accident years in the quarter, was 51.2% compared to 50.2% in Q3 2015.

The Q3 underlying loss ratio of Validus Re was negatively impacted by an increase in the number of attritional property claims. While we are watching this closely, we haven't seen anything yet that would lead us to believe that this represents a trend.

Beyond underwriting results, I'll comment on Hurricane Matthew, the AlphaCat segment, the quarterly investment results, and our capital position. While it's early days on Hurricane Matthew and we are working with limited information, we estimate our net exposure in a range of $24 million to $64 million. The industry loss estimate associated with this range is $3 billion to $8.3 billion. Ed will provide further color on Hurricane Matthew in his remarks.

AlphaCat had total assets under management of $2.6 billion at October 1, $2.3 billion of which is managed for third parties, an increase of $105.7 million from July 1. AlphaCat contributed $11.2 million of income in the quarter, net of noncontrolling interests, which is comprised of the following components.

AlphaCat earned management and performance fees totaling $8.4 million in the quarter, of which $7 million were earned from third parties. The overall increase in fees of $0.9 million from $7.5 million in Q3 2015 was driven primarily by an increase in assets under management. Note the third-party fees earned in the third quarter represent the highest quarterly fees earned in AlphaCat's history.

Offsetting the fees are expenses incurred by AlphaCat Managers of $3.3 million. Expenses decreased by $3.3 million from $6.6 million in Q3 2015, primarily as a result of reduced placement fees incurred in relation to raising new capital.

Including investment income from AlphaCat sidecars and ILS funds of $6 million, AlphaCat contributed $11.2 million to Validus in the quarter. It's important to note that both the performance fees and our investment in the sidecars and funds will be negatively affected in quarters with a higher level of cat activity. We saw this with the cat events in Q2 and expect losses from Hurricane Matthew to have an impact on AlphaCat results in Q4.

Our consolidated investment portfolio, including cash and cash equivalents and restricted cash, is $9 billion as of September 30. Of this, our managed portfolio is $6.5 billion and the non-managed portfolio is $2.5 billion.

Excluding the non-managed investment component, managed net investment income of $41.1 million contributed to a quarterly annualized effective yield of 2.58%, an increase of 24 basis points from the Q2 2016 annualized effective yield of 2.34%, and an increase of 67 basis points from the Q3 2015 annualized effective yield of 1.91%. The higher net investment income and corresponding yield from the prior quarter and prior year was driven primarily by a single fixed-income that is booked on a one-month lag.

You'll recall that this fund outperformed in the months of March through May, which were reflected in the second-quarter results. This fund continued to realize strong returns in the months of June through August which are reflected this quarter.

While we're pleased with the results of this fund and our overall investment portfolio for the last six months, we continue to believe that a yield closer to 2% is a sustainable run rate. Net of our non-managed portfolio we recorded $4.1 million of realized investment gains in the quarter and $4.7 million in unrealized investment gains.

Now turning to our capital structure, total shareholders equity available to Validus common shareholders at September 30 was $3.72 billion, and total capitalization available to Validus at September 30 is $4.65 billion. Excluding noncontrolling interest, debt-to-capital at quarter-end was 5.3%; and debt and hybrids together as a percentage of capital was 16.8%.

Our 1-in-100 US windstorm PML is at 15.5% of total capital excluding noncontrolling interests, a decrease from 15.7% at Q2.

During the quarter, we repurchased 1,349,690 shares at an average price of $49.59 per share, for a total of $66.9 million. As of market close on October 26, we had repurchased 81,174 shares at an average price of $49.63 per share for a total of $4 million in the fourth quarter, leaving $332.6 million remaining on our existing share repurchase authorization.

We expect operating earnings for the year to be a good proxy for the amount of capital we intend to manage through share repurchases and dividends. Putting numbers to that metric, net operating income through nine months was $254.9 million. With capital managed at $283.9 million year-to-date, we're tracking our target closely.

And with that, I'll turn the call back to Ed.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Thanks, Jeff. I suspect there's a great deal of interest in Hurricane Matthew, but before discussing that event I wanted to focus on our operations a bit.

Beginning with Western World, we're increasingly bullish about the progress that Western World is making. The growth in their core binding authority product is accelerating, and the product expansions we've made are quickly increasing the Company's competitive position.

The combined ratio for the quarter included 4.3 points of catastrophe losses, mostly from the Louisiana floods. On a normalized basis, we look to be about on track to hit the sub-100% combined ratio run rate in the fourth quarter, assuming no worse than normal catastrophe losses.

The growth that Western World is experiencing drove down their expense ratio by almost 3 points in the third quarter, and we expect this trend to continue as the business achieves scale. We're beginning to see some of the standard line companies pulling back from classes in individual states, which is creating broader opportunities for our E&S products, with meaningful rate increases.

We don't want to declare victory, but we're able to take advantage of this change due to our freedom of rate and form. The changes made in 2014 have allowed us to avoid the problems in commercial trucking, and the in-force portfolio is one we're very comfortable with.

Turning to Talbot, Talbot is in the most competitive market of all of our businesses. We don't expect that to abate in the near term.

Rates were off 6.1% across the portfolio year-over-year, largely driven by excessive competition in the energy market. Our response to the competition is to shrink the top line as needed to maintain underwriting discipline. As an example, Talbot has essentially missed the two biggest energy losses in the market this year, as we viewed rates to be in- adequate on the risks in question.

Validus Re is following much the same strategy and maintaining strong levels of underwriting discipline, letting weakly priced business go elsewhere. In the catastrophe space, we believe the market is at the bottom and was extremely fortunate to have missed what would have been a very significant loss had Matthew taken a slightly different path. Across the entire Validus Re portfolio, rates are also up 6.1% year-to-date, which has an effect on the attritional loss ratio that we establish for the business.

Finally, AlphaCat continues to develop nicely, although we have slowed the inflow of new money in light of market conditions. AlphaCat had its best quarter ever in third-party management fees.

Across all of our underwriting businesses, we continue to see reserve releases. And once again, our reserve position remains unchanged relative to our internal and external actuaries' estimates.

So now turning to Hurricane Matthew, I'd like to make some observations about what didn't happen. But first, we see Matthew as a single-digit billion-dollar industry loss. It's a bit early to narrow that down too far, but we're using $3 billion to $8.3 billion as a market loss placeholder. We would encourage you, however, not to anchor on a point in that range yet.

Matthew was an improbable physical event, to the extent that it followed the coastline for hundreds of miles before making a proper landfall in South Carolina. There is no event in the commercial model dataset that represents Matthew particularly well.

Unlike almost all reinsurers, we don't rely on the commercial models for our storm tracks, and so we were able to model the actual event with precision around path, forward wind speed, angle at landfall, and a number of other criteria that determine the ultimate loss.

But we also looked at Matthew from the perspective of what might have been, and this is much more instructive. Our science and research team created a new event path which moved Matthew's track 30 miles to the west, a relatively small adjustment and one where winds are not degraded by landfall. In this scenario, Matthew would have generated an industry loss of $38 billion due to the effect of Florida coastal values.

In our broader scenario testing, we also looked at a storm very similar to Matthew which made landfall in Florida but well north of Miami and with a more westerly track. This yielded an industry loss of $78 billion.

So when people say Matthew was a nonevent and that rates will decline at January 1, they're willfully ignoring that the industry just missed the most expensive storm in history. The market just received a warning roughly equivalent to quadruple bypass surgery, and it will be interesting to see if it gives up the pizza and cigarettes.

Other reinsurers are unable to perform this type of analysis, almost without exception, as they rely on commercial model vendors to give them the list of events that are the best approximation for the storm. I would observe that if you need to rely on the modeling companies' best guess on storm track after the event, the obvious question is: How well did you know your risks before the event?

Working through the implications of Matthew had it moved 30 miles to the west, it's instructive to look at the implications to the market. First, retrocession is typically purchased with attachment points in the $20 billion to $25 billion industry loss event range. So a loss of $38 billion would have therefore fallen disproportionately on the retro market.

Since much of this coverage is collateralized, the capital would have been locked up well through January 1 renewals. This would in turn have created strain on price and availability of retrocession for next year.

The absence of a robust retrocession market would leave reinsurers no choice but to reduce their aggregates for next year or expose their capital to much more volatility. This would get passed on to the greatest expense possible to primary insurers in rate increase, who would then try and pass it along to original insurers.

Now, all of this may not create a post-Katrina type dynamic. But at a point in time when US coastal wind is largely underpriced you would see a fundamental shift in pricing dynamics for some period of time.

As to whether the event would cause more ILS money to flow in, we had dialog with several of our investors as Matthew approached the US. And while some had capital they were willing to deploy, it would not have come close to replacing the capital lost in a $38 billion event. It would, in fact, take some period of time to replace that capacity.

We often read articles put out by industry participants explaining how it would take a $100 billion loss to change the market, but we're completely convinced that they don't factor in the market mechanics and relative pricing levels into their thinking in making such pronouncements. $38 billion is not a mega-loss, but it would have exposed the industry's reliance on a thin retrocession market and the ensuing cascade of dislocation.

Finally, we'd observed that Lloyd's would be disproportionately affected due to their position as generally overweight US coastal wind and more heavy reliance on reinsurance and retrocession.

Our science team is also a critical differentiator in the flood business. As you know, we compete with the National Flood Insurance Program based on our own proprietary flood map and the only reliable dataset for calculating loss costs that we're aware of in the industry, including the NFIP. During the quarter, Louisiana experienced extraordinary flooding, with five parishes sustaining 1-in-1,000 year rainfall totals.

Given that this is a key state for us, we should be talking about how it hurt our results in the quarter -- but we're not. We had claims but, at less than half the rate of NFIP policies.

Our model causes us to decline roughly 78% of all risks that we see based on primary and secondary risk attributes that are proprietary to Validus. Consequently, we have a very manageable low-single-digit million flood loss and another event that validates our selection criteria.

Trying to be as technical and analytical as possible in risk-taking seems obvious, but it's a strategic decision that has informed Validus since our founding. Translating outstanding analytics into excellent underwriting is embedded in our corporate culture.

Without this underwriting culture, we might be talking about Western World's exposure to commercial trucking and how it's hurting our results. But we're not having that discussion, because we recognized the issue and dealt with it well ahead of the market.

Or, given Talbot's leadership in energy, we should be talking about the BASF plant explosion or energy losses off the coast of Africa. But again we're not, because we weren't willing to put any meaningful capital at risk in light of weak pricing in both cases.

That's the translation of analytical depth into underwriting culture that's critical in this phase of the cycle. We obviously pay our fair share of losses, but we aren't chasing growth at the expense of profit.

You've heard us rail about Lloyd's broker facilities, but when you're willing to accept virtually everything a broker brings to market at the prevailing price, you are going to pay every claim they bring to market as well. And that's not underwriting, and it's not a winning strategy in an overly competitive market.

We pay a lot of claims, but it's very infrequent that we find ourselves saying we shouldn't have written the original risk. And we're willing to take big risks when we like the pricing, but we manage that risk very carefully to protect our capital.

That's why we've made more money underwriting insurance than anyone in our Bermuda peer group since we entered the segment in 2007. Let me repeat that. We've made more money underwriting insurance.

And it isn't luck. It's the result of strategic decisions and an underwriting culture that we have built based on the best possible analytics.

This is a phase of the market that separates winners from losers. The most critical issue is to not shoot yourself in the foot so that you're wounded and cleaning up the mess you made when times get better.

That means letting business go when you can't get paid, but it also means optimizing your portfolio across insurance and reinsurance globally to find whatever opportunities remain. We're happy to have Western World grow their binding authority book of $2,000 premium accounts because there is so little competition in this space.

We're also happy to build our own flood product, because we have no competition for all intents and purposes. But we are equally happy to see other segments shrink, as not losing money is the next-best strategy in this market. And we also think it's critical to not weaken your reserves, as they are the foundation of a prudent insurance balance sheet.

There are opportunities coming. We're starting to see the signs, be they organic or through M&A, and we will capitalize on them. Bigly. And with that we'll be happy to take any questions you might have.

QUESTION AND ANSWER
Operator

(Operator Instructions) Matt Carletti, JMP Securities.

Matt Carletti - JMP Securities - Analyst

Hey, thanks. Good morning. Ed, actually I want to follow -- yes?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Before we get started, I don't see the Cubs getting it done, man. I know that probably hurts your feelings, but it's not going to happen.

Matt Carletti - JMP Securities - Analyst

That hurts. We're hoping it gets done and doesn't even go back to Cleveland. So we'll see.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

I'm buying that Goodwin guy tickets to each game, hoping he'll interfere with play again.

Matt Carletti - JMP Securities - Analyst

He's in hiding. I wanted to follow-up on actually your last comment there, Ed. I jotted down M&A as a topic I want to talk about and you mentioned it, that maybe it's coming in a big way.

So a couple questions. The first one is, just given what we've seen -- I mean, we've had a Kaplan; we've had ACE-Chubb; Endurance is a new announcement since we last spoke; Ironshores, heavily rumored. Can you update us on what you are seeing or what you might expect to see just organically in your markets?

And then secondly on your comment on M&A, what does Validus need at this point? What would Validus look for in M&A?

Would it be something more financial, as we've seen you do a few financially driven deals in the past? Or is there another piece strategically, another avenue you'd like to go down?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

I'll start with the broad industry question you asked, and then I'll get down to Validus. In terms of broad industry M&A is -- it does tend to come in little clusters. But it's idiosyncratic, and you need willing sellers along with buyers.

I think there's plenty of buyers in the world today. There aren't very many willing sellers. So I do expect that there will be more M&A deals to take place.

I mean, you mentioned Ironshore, and that one seems almost a certainty. But there just aren't that many sellers, and so I wouldn't expect to see a massive wave of consolidation sweep over the industry.

I do think that you'll see more interest in US primary companies. There were some reports from an analyst meeting that Travelers is suddenly looking at the E&S space, and we know there's a couple Japanese companies who are still very interested in expanding in the US primary market. So I would expect to see more activity there.

As far as our situation, valuations wouldn't suggest that there are the IPC, Flagstone, financially compelling transactions where you get people to pay you to take their business. Those days will come again, but we don't see that in the near-term picture.

So as to what works for us, we do think that market opportunities are coming. And I'm not anticipating a market turn like 2002 or 1986, but market opportunities are coming.

More people are stubbing their toes and reporting misses in key classes. It would be nice to be as well positioned as possible so that when those opportunities come you've got everything you need to take advantage of them.

So that's how we tend to think about the market right now. Are there places that we wish we might have more scale or more breadth of product offering that would allow us to position ourselves for a market dislocation? We don't think that scale is a big issue in anything we do, outside of maybe catastrophe risk, energy, and offshore energy. Beyond that, scale is not the driver.

It's really more breadth of product offering, position in the market. We've talked about in the past we're not willing to front-end the hiring of big underwriting teams waiting for a market opportunity to emerge at some point in the future.

But it doesn't mean we're not envious of people who do it and put together big underwriting teams in that scenario. We're just not willing to degrade earnings with the expense cost that goes along with it.

So I think in our own case, that's how we tend to think about M&A these days. And whether that ever lines up with anybody else's view as a seller -- or, candidly, as a buyer, because at all times we consider ourselves to be on both sides of the transaction.

It's just not clear whether in this idiosyncratic world you'll ever get a market-clearing price between a buyer and a seller.

Matt Carletti - JMP Securities - Analyst

Makes sense. Then just one quick last question. A year ago on this call you told us you were going for Halloween as Mr. Ron Bobman. What do you have on tap this year?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

You know what? I really didn't want to get into that again because the Ron Bobman costume, not only did it scare a lot of people, but I believe it may have spawned this Crazy Clown trend that we're seeing sweep across the country. I'd rather not get into that again.

Matt Carletti - JMP Securities - Analyst

Fair enough. Congrats on the quarter and good luck going forward.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Thanks, Matt. Go Cubs.

Operator

Josh Shanker, Deutsche Bank.

Josh Shanker - Deutsche Bank - Analyst

Yes, thank you very much. I'm going to go on a fishing expedition; I don't really expect to catch anything, but I'm going to try.

So you said that your cat models, you were using your proprietary models and saw the difference between, let's say, around a $5 billion industry loss, could have been $75 billion or $38 billion. What happens to Validus' gross exposure and Validus' net exposure as you start scaling up that chain?

To what extent, the way you've built your book, are you more exposed to the smaller losses, less exposed to the smaller losses, more exposed to the large losses and whatnot? Can we get a framework for that?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Yes, so if you think about it, we buy our retrocession on an aggregate basis and it attaches somewhere around, let's call it the 20- to 25-year range. So the first thing we have is our net retention from all of our different business segments for that 1-in-20-year piece; and that's roughly for US hurricane about $300 million.

From there, our retrocession program takes us up to about a $40 billion industry loss, and our loss is virtually de minimis through that stretch.

So when you get a -- when you're dealing with a 1-in-40-year return period, you're up around that $78 billion level, I think. I don't want to state that with certainty because I'm not looking at those numbers right in front of me. But you are dealing with -- an event of that size would be largely contained within our retro program.

Now when you get beyond that, had Matthew made a more westerly track and made landfall north of Miami and you're dealing with losses in the $60 billion to $70 billion or $80 billion range, we come back in, exposing our capital. And what we have going for us in that scenario is the larger the loss -- because of the way we manage aggregates, as the loss gets bigger our market share get smaller, because we start maxing out our aggregates in any particular zone.

So it isn't dollar for dollar; it's not linear; it's not proportional. Our market share of the loss declines as it gets bigger.

So I won't go into detail as to what I think our share of a $78 billion loss is, because as I say I don't have the numbers right in front of me and I don't want to just speculate. But if you consider that to be a 1-in-50-year return period, then you're talking about a $465 million total net loss to Validus, which is pretty manageable.

That's not a -- we actually think we'd be in a pretty good market after that. And while we wouldn't wish for it, that wouldn't cause us to lose too much sleep at night.

Josh Shanker - Deutsche Bank - Analyst

Well, I caught more than I thought I would. So thank you very much. And, two --

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Oh, one more thing though, Josh, before we leave that. Remember Jon said you're not allowed to place undue reliance on anything I say.

Josh Shanker - Deutsche Bank - Analyst

I never do. I never do. But, so the other thing -- you went through a small list of things that you're not writing, that you're not exposed to. My personal view is that Validus is reasonably, if not considerably, overcapitalized, which is hurting your return.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

I was wondering when you would get that point out.

Josh Shanker - Deutsche Bank - Analyst

Yes. How confident are you that the market would not be willing to finance your need for capital if there were a better market? I mean, give me back the money because I'm pretty sure that your track record would get you financed. Why don't you think that's the correct tactic?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Well, first, when you say that we're overcapitalized, I need to send you off to the rating agencies to have the conversation. Because we keep a buffer above the rating agency capital level, but it's not $1 billion or something.

And we do return our earnings each year in terms of repurchases. So it's not like we're sitting on massive levels of excess capital beyond what the rating agencies require.

As to your second point, it's great. In 2008 when Hurricane Ike hit, if that had taken a little bit more easterly track and been another Katrina, we would have just gone out and raised the capital to replace it -- except for there was no capital market in existence in 2008. So I can't really bet the Company on the existence of capital markets when you might need the most.

Josh Shanker - Deutsche Bank - Analyst

All right. Well, let's hope we don't get financial stats for like 2008 that would -- two cats that [opp] each other by (technical difficulty). I'm not trying to talk about the Company. It just seems like you might be overcapitalized.

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Josh, our level of capitalization has remained largely unchanged. And as Ed said, our buffers over the rating agencies are something that we watch closely.

There is a variety -- the rating agency capital models require us to hold a level higher than our internal model. And that's fine; that's something that we live with.

But I agree with you. We went to the markets in June with our pref offering and were able to upsize and tighten the pricing. So our ability to raise capital I think is pretty robust, and definitely take that into consideration when we're looking at the levels of capital we're holding.

Josh Shanker - Deutsche Bank - Analyst

I appreciate all the answers, and have a good weekend.

Operator

Amit Kumar, Macquarie.

Amit Kumar - Macquarie Research - Analyst

Thanks and good morning. Sorry I was late on the call. I was searching for Ron Bobman costumes, so apologies for that. I don't think he's going to take kindly to all this discussion about him, I can assure of that.

But very quickly, I switched a bit late onto this call but I know that there were some comments I guess on the underlying loss ratio discussion for Validus Re. You talked about you had seen an uptick in the attritional property claims.

I was looking at the marine segment and I saw an uptick in that segment. Could you just talk a bit more about what exactly was going on in that?

And how should we think about the underlying loss ratio for the marine reinsurance segment going forward?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Sure; thanks, Amit. Yes, as we said earlier, we saw a higher level of attritional claims and most notably in property. Largely from events in the quarter around the world that didn't aggregate to larger losses -- a number of typhoons, there was a tornado in China, there was hail in Netherlands, and a number of PCS storms. Those are a lot of ones and twos, so the attritional level.

That largely impacted, as we said, it largely impacted the property line, but did have some spillover to marine as well. So nothing particular, and as I said, nothing there that or nothing that leads us to believe that there is a trend, but something we're watching closely.

It was a quarter where we had the one non-notable and then a number of attritional-level events as opposed to same quarter last year, where we had Tianjin and then a couple of midsize events but the attritional was reasonably low.

So I don't think that there's anything there that we're concerned about.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

The one thing I wouldn't rule out, Amit, and we're spending time analyzing it in greater depth, sometimes as the market weakens, underwriters will move around an attachment point. So we're spending some time just making sure that attachment points in our portfolio aren't leading to greater frequency.

That will take us another week or so to nail down. And if it's a problem to us, then we'll simply change the practice.

But that's the only issue where we'd say: Well, there could be a trend there, let's go check it out and make sure we understand it.

Amit Kumar - Macquarie Research - Analyst

Got it.

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Yes. Then of course the SpaceX loss went into cargo. So that's -- if you're not normalizing for the non-notable events, that all hit the marine segments.

Amit Kumar - Macquarie Research - Analyst

Got it. The other question I had was -- maybe this ties back to the discussion on the overall market conditions and the thoughts on 1/1, and the market is scraping the bottom here.

Can you talk about how you anticipate the demand side -- not the pricing side, the demand side -- to change for the industry at 1/1? And can you also talk about any potential benefit from private off-market lines?

I know that there was an NFIP document which went out -- I'm sorry, a FEMA document which went out which mentioned you as one of the companies which might be included in the NFIP's plan going forward. So maybe just talk about that a bit more.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Yes, I think we've spent some time with the NFIP, Amit. They're very interested in the model that we've built. They are in the process of updating their models, and it will take them longer to get there.

I just think that's the nature of government work and working with lots of different universities and that, whereas we started to and we were able to put together a model. So they actually -- we've compared notes with them; our Chief Science Officer compares notes with them on a regular basis, and we have a shared interest in the best possible modeling for flood.

What we have that -- from what NFIP has told us -- they don't have is the ability to look at historical claims and match them to the original policy. So in terms of coming up with loss costs, it's helpful to know what the aggregate level of claims were by parish in Louisiana for the last 10 years. But it's much more helpful to be able to do it policy by policy and say: ah, so houses built before this date sustained losses at a higher rate than houses built after that date; and houses at this elevation sustained lower losses than houses at that elevation.

So we have the dataset through a partnership with one of the -- well, actually the biggest flood servicing provider that allows us the ability to come up with loss costs not on an aggregate basis but broken down into the primary and secondary risk attributes of the properties involved, which is huge. And from a selection perspective it gives us just a tremendous advantage.

So that's where our interaction with the NFIP has been. NFIP feels that they don't have data at that level of granularity.

I don't know that they necessarily are looking for it. I think they work more on an aggregate basis, and so they may not change that practice.

But we do think flood is a risk class that belongs in the private sector. We probably differ with NFIP on that a bit. But we think it belongs in the private sector for the most part and there should only be a residual market that goes to the government, probably something like a third of the current program.

So we work closely with them. Yes, we are looking at everything they do. They are looking at buying reinsurance for the first time because Congress asked them to explore it. And if it's sensible, we will participate.

Amit Kumar - Macquarie Research - Analyst

Got it; that's helpful. The last question I had, and maybe this goes back to Matt's question in terms of consolidation. I know that his question was, I guess, more centered towards a buyer side.

If I were to flip that question and ask you broadly, do you think Validus is a good fit with an Asian parent? Is that something -- is there any potentiality of that? Or am I still in the Ron Bobman costume mode?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

I can't really talk for Asian parents as to what they look for in their children. I think if you look at some of the deals that have been done, we look -- when Amlin got acquired, we looked so much like Amlin that it was extraordinary. So there was an Asian buyer that looked at Amlin and said: Hey, that's a good fit for us.

But Endurance, we don't look exactly like Endurance; but there is obviously a lot of overlap. And an Asian parent acquired Endurance.

So I guess by general profile probably there's some, enough similarity to say that people who look like us fit on some level with Asian parents. Now, they may have already satisfied their desires in that regard, and there's only a limited number.

Some of the Asian private equity funds that emerge, it's very difficult to get comfortable with. There's no track record on how they've acted as owners. They haven't done very well with the rating agencies; I think it would be harder to get regulatory approval in the US.

So I don't consider a lot of the private equity money to be likely buyers. But certainly we've been visited, as most people have, by any number of them who have expressed interest in having conversations. It's hard to really get too much energy invested in that, for the reasons I mentioned.

But we're very sincere when we say we continue to want to build our business and we think we're on the right track and doing the right things. And if that means at a point in time we're willing to continue being a buyer, great.

But we also recognize that the shareholders own the Company, and if somebody puts the right offer on the table for our shareholders, then we sell the Company. And if that means that some or all of us go home, then we go home.

Amit Kumar - Macquarie Research - Analyst

Thanks for that answer and good luck for the future.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Thank you Amit.

Operator

Brian Meredith, UBS.

Brian Meredith - UBS - Analyst

Yes, thanks; good morning. A couple questions here for you. The first one, I'm just curious, Ed. If I look at your PMLs, one of your PMLs, they're up at least year-over-year about 10% for wind, but property cat is way, way down. Is that because there's a mix shift going on, or something else going on that we just can't see?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

You know, Brian, the PMLs are affected by more than the property cat reinsurance portfolio. So as we add things like flood, as we add more property product in Western World, that also affects our PML.

Certainly the portfolio we write in London affects our PML. So the movements you're seeing are largely attributed to that, as opposed to just a straight correlation with the reinsurance portfolio.

Brian Meredith - UBS - Analyst

Okay, great. Then I guess my next question is going back to what you were commenting about the retro market potentially freezing up if there is a large event. If I look at your book of business right now, in the event there was one of those $70 billion events, do you have the capacity right now or capital on your balance sheet to write the same kind of exposures you've got right now without the retro protection?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Well, we certainly have the capital to do it, absolutely. The question is: Would rates rise high enough for us to want to expose our capital that way?

And that's something that we can't reasonably project today. But if rates got high enough we would certainly be thrilled to expose our capital more in the cat space.

Brian Meredith - UBS - Analyst

Got you. So you wouldn't hit your risk tolerance levels?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Yes.

Brian Meredith - UBS - Analyst

Great.

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Brian, we've talked about an internal metric of 25% of total capital that we are willing to expose. The metric that that -- where that is standing right now is 15.5%.

So there's a lot of headroom there if we saw rates improve to the level that we saw them as attractive. In terms of our internal constraints, there is a fair bit of room to grow.

Brian Meredith - UBS - Analyst

Great. Thanks for the answers.

Operator

Jay Cohen, Bank of America.

Jay Cohen - BofA Merrill Lynch - Analyst

Thank you. A couple of questions. I did miss the beginning of the call; you may have talked about this. I apologize.

But the overhead expense was a little lower than we had expected. I assume there's some changes in the bonus accrual relative to last year. Is that what's going on?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Yes, spot on, Jay. A couple things.

Talbot is probably the biggest area where there was a reduction in the G&A. They're down a little over $10 million year-on-year.

That's split about half and half between, as you described, the bonus accrual being down a little over last year and also the fact they pay their expenses in sterling. That fact just helps out the expense line there.

But we've had a little impact from the bonus accrual across the other segments as well.

Jay Cohen - BofA Merrill Lynch - Analyst

Can you give any indication of what that impact might be in the fourth quarter, or is it too early?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

I would say, unless we see something drastically different, Q3 is a reasonable proxy for how we would be booking our accrual. We look at it where we're tracking at the end of each quarter and recalculate our accrual based on that. So if we have the expected results in Q4, where we're at in Q3 would be a reasonable proxy.

Jay Cohen - BofA Merrill Lynch - Analyst

Got it; that's helpful. Then the other question -- I guess if I look at the quarter as a whole, I guess arguably you overearned on investment income; you benefited from a low level of catastrophe losses; you did have some decent non-notable losses.

As you take a look at this quarter, do you think this is a reasonable reflection of the current returns where you are? Or is it higher or lower?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

I think I'll just start with a couple of thoughts from the numbers side and then Ed can give some broader color. Yes, the way you described it is accurate.

We had lower-than-expected third-quarter cats. We expect -- we budget for a much higher level of cats than we saw this quarter, thankful for that.

But our attritional did pick up. So while that wasn't Hurricane Matthew going 30 miles west, there was a large number of worldwide events that, as I said, were ones and twos. So a little bit in our favor and a little bit against us on the loss side.

The investment income and AlphaCat both had good quarters. AlphaCat is largely driven by the lack of large cats as well.

But the investment income, obviously, was exceptional this quarter. We don't expect it at that level; but as I said, that one fund outperformed in the quarter and so it brought the investment income in at an above-expected level.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Yes, Jay, the only comment I would make is that it was a light cat quarter. Not a nonexistent cat quarter; we had notable losses, as you mentioned. So for a light cat quarter, I think this is what you should expect.

There's lots of moving pieces, but they aggregate to something that looks like this.

Jay Cohen - BofA Merrill Lynch - Analyst

Got it. That's helpful. And the comment on Hurricane Matthew, we're appreciative of that modeling work you had done. Also it was frankly good you pointed out some of the losses you missed this quarter, because we will always focus on the losses that hit you; but it's good to know some of this stuff that didn't affect you, because it does reflect on the risk management. So thanks for those comments.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Yes, this quarter the gods found a different place to send their claims.

Jay Cohen - BofA Merrill Lynch - Analyst

Fair enough.

Operator

Ryan Byrnes, Janney.

Ryan Byrnes - Janney Montgomery Scott - Analyst

Great, thanks. Good morning, everybody. Just want to focus a little bit on Western World. Again, it looks like there's another positive inflection point there with growth.

Maybe just wanted to see where you guys think that business can be in two to three years, maybe from a gross or net premiums written basis.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

That's a great question, Ryan. Western World, honestly, they are doing a fantastic job. You described it as an inflection point; that may be a good way of thinking about it.

What Western World was lacking was only scale. They've got -- Western World writes the binding authority business. They are really good at it. The market reception to them is extraordinary.

We added Gary Tiepelman from Scottsdale and set up a Scottsdale office, because the Western states are so important. And what we're seeing now is just the traction. We've made lots of new appointments in the binding authority space over the last couple of years.

All those things take a little bit of time to start to hit their stride, but we're seeing that kick in now. So with that scale, which we think is on the right glide path for the foreseeable future, with that scale it's driving down the expense ratio, which that was the goal.

The loss ratio on that business continues to be very good. So we do feel we're at that inflection point where scale now tips them into underwriting profitability I think on a run rate basis in the fourth quarter.

As to where that business can go, over the next couple of two or three years, could that business grow by 40% or 50%? Yes, I think that's realistic.

It can't grow infinitely because the binding authority space is limited. But, yes, they are taking market share from people that don't have the technology that they bring to agents. And as we continue to add product breadth more broadly to Western World -- and a lot of that gets done through Validus specialty underwriters -- but as we continue to add product it makes Western World a more vibrant and fuller player in the market, and they are capitalizing on that really well.

So in a lot of ways, Western World today, it looks nothing like it did three years ago. Management there has just done a first-rate job of, first, getting the portfolio to where it needs to be; second, bringing in the right people and adding lots of new appointments and building that business out. It really is very gratifying to us because they really took it on, on their own shoulders, very personally to generate the type of returns that Validus is after.

So, yes, we are at that inflection point. We do see really strong growth and expect that to continue. And we're really happy for the Western World people. It's a great group of people and they are great partners to us, and it's nice to see it getting to where it ought to be.

Ryan Byrnes - Janney Montgomery Scott - Analyst

Great. Thanks for the color. Then just one numbers question around Western World. What's the reinsurance program there? Again, just trying to back into thoughts on flooding losses this quarter and I guess potentially in the fourth quarter as well, and I guess going forward as well.

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Sure, Ryan. They've had a retention of $5 million in -- historically. In addition to that, they added an excess of $2.5 million this year, and so retaining just the first $2.5 million, which came into play on the flood losses in the third quarter.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

That $2.5 million program is now exhausted, though. So their net for the fourth quarter is $5 million.

Ryan Byrnes - Janney Montgomery Scott - Analyst

Got it. Great; thanks.

Operator

Ian Gutterman, Balyasny.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Ed, I'm glad you're in a better mood this quarter.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

You know what, Ian? I was feeling a little sad, and then I saw your name on the caller queue and I'm like: Ian's on the call. I feel really happy.

Ian Gutterman - Balyasny Asset Management LP - Analyst

I thought maybe you had some lemon soup or something. I was wondering if you are giving up pizza and cigarettes. That's my first question.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Well, before I answer that one, what are your second and third questions?

Ian Gutterman - Balyasny Asset Management LP - Analyst

My first one is in the tick. But in the press release, in the text describing the SpaceX loss, there was $21 million; and in the table of the non-notable is $20 million. Is that $1 million difference AlphaCat or a typo?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

No, that's just the recoveries. So there we had a little bit of reinsurance recovery on that. That's all it is.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Got it, got it. Okay.

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

So the net loss is the $20.2 million; net of reps it's $19 million; and the $21 million is gross.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Got it. That's what I was missing; okay.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

That was a pretty good answer, wasn't it?

Ian Gutterman - Balyasny Asset Management LP - Analyst

That was good. Actually I just wanted to make sure that Jon didn't make a typo with sending out the press release.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

I think we need feedback, too, man. When we give a good answer it would be nice to get a little love coming back, saying: Hey, good answer.

Ian Gutterman - Balyasny Asset Management LP - Analyst

What was that like -- was that the Family Feud or something? Good answer, good answer.

Okay, my better questions. First on Matthew, flooding exposure in the Carolinas. I know obviously that's a less insured area for flood in general than in Louisiana or Texas.

Did you even play there? Or is that part of your loss, is some unexpected flood there?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

We currently do not write in the Carolinas. Over time we will, but it's not one of the states where we've rolled the product out yet, thankfully.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Got it, got it. Okay. Repurchase --

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

By the way, between Matthew and Hermione -- I know you didn't ask this, but I figure I'll tell you. Between Matthew and Hermione -- Florida is a big flood state. Between those two events we've got five claims. The selection criteria in the model is really, really on target.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Perfect. Repurchase, the valuation relative to book is higher than typical. Do you -- I know there's been times in the past where you've slowed down around book. I remember a few years ago that being a fun topic; but any new thoughts on valuation sensitivity on buyback?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Yes, happy to be having this conversation. Obviously, when we're at a [4] around book it's a no-brainer. Right now we're trading probably one year's earnings ahead, in the 110, 113 of book.

Still happy to buy back at that level. We see that as good value.

If the valuation started pushing in the 115 to 120 range, we would have to reevaluate that and say, as we get closer to two years forward, it seems to make sense. That's the duration of our liability; that's the nature of the business we're writing two years forward. It doesn't seem like a stretch to look out that far.

But we would definitely -- if we push through consistently through that 115 level, we would reevaluate.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Got it.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

The other thing we would look at, Ian, is we do our own sum-of-the-parts analysis of the Company and come up with the economic value of the business. And we're buying stock today well below that level. So we still feel like it's a good opportunity for us to be buying back stock in a Company at effectively a discount to economic value.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Yes, makes sense. Just checking.

The attritional loss is obviously elevated in the quarter, but they were lighter in the first half. If you look year-to-date, are we in a normal year? I guess attritional plus non-notable maybe. Or -- is this a normal year, below, above?

Jeff Sangster - Validus Holdings, Ltd. - EVP, CFO

Yes, I think if I look at the three quarters of 2016, Q1 was absence of attritional or event losses. It was an exceptional quarter and our results showed that.

Q2 obviously a heavier cat quarter, most notably with the wildfires, but Jubilee and other medium-size events. Q3 reasonably quiet on the cat side but attritional ticked up.

So again, think of that all because the year-to-date and looking at the nine-month results seems like a pretty typical nine-month result.

Ian Gutterman - Balyasny Asset Management LP - Analyst

Okay, that's what I was guessing. Okay; good. Then just my last one, sort of big-picture question.

When I look at -- and this isn't pointed just at you guys. It's sort of an industry issue I think you're probably aware of, right? But expenses.

You've talked, obviously, at length in the past about the pressure from facilities and things like that, and just what we've seen with ceding commissions on the reinsurance side. And just overall I'm looking at your expense ratio in both of the bigger businesses and they are up about 5 points in five years.

That's not necessarily worse than anyone else. But it's just, when does that get to a point where you take a hard look and say: We can't make the returns we need to make at these expense ratios; and if we're not going to be able to grow we need to start being more aggressive to -- on either people or IT or whatever it is to bring that down?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Yes. It's a good question, Ian, and we do wrestle with it because it's critical to us to make sure that our underwriters put the pen down when they can't get paid for the risk. And in this environment that means that the top line in a couple of our biggest business segments is declining and therefore the expense ratio is going up.

We're really careful about adding any bodies to staff. That doesn't really move the dial.

We're not of the mind to say: Gee, we've got a bloated back-office. Because we've been very careful about that as well.

And we're not inclined to say: We've built this really good business on the backs of really good underwriters; and so times are a little leaner, let's send them home. That really doesn't make sense for us.

We think that that's the investment that we're making in the business. We want those underwriters in place. We want them saying no to risks today, knowing that down the road in a better market they will be the guys who are able to generate the excess returns for us.

So it's a tricky question. I'm sure every company in the industry has the same type of thoughts.

It will be one of the drivers of M&A. When you put similar companies together there are scale benefits from an expense standpoint, and I suspect that will come into play the longer the market drags on like this.

But at this moment in time, we're not of the view that we should be taking actions regarding staff or that -- and I'll confess: It's a personal bias. I don't feel good about the idea of sending home the people who've made the Company successful.

So that's not a decision I would be inclined to come to in anything other than an extraordinary circumstance. And at that, I think you start cutting management salaries way down before you start sending lots of people home.

So hopefully we never see those days. I don't think we will. Actually, the business is still a very good business and the returns are still above our cost of capital.

In a quarter like this, we're pushing double-digit ROE, which in financial services these days still looks like a home run. So I guess that's a bit of a meandering answer to say: No. You're right; expenses become more of an issue over time. No, we're not of the mind to take preemptive -- send home a big portion of the staff or anything like that.

We do recognize that it's important to keep returns up. We're doing that and hopefully we continue to find some holes in the market where we can succeed and keep those returns where they are and above our cost of capital.

Ian Gutterman - Balyasny Asset Management LP - Analyst

All right. Fair answer. Thank you.

Operator

(Operator Instructions) Meyer Shields, KBW.

Meyer Shields - Keefe, Bruyette & Woods, Inc. - Analyst

Great, thanks. Just one small question and one maybe bigger-picture. On the small side, are we past the worst of the attritional loss ratio pressure from rate decreases?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

I don't think that we could say that. Because rates are now at a depressed level in a lot of classes, and so without any -- the same number of claims will lead to higher attritional loss ratios, right? The premiums are just depressed.

In our case, the whole concept of attritional is a little tricky for us. Because in virtually every class we write we don't have frequency. For us, our attritional loss ratio this quarter is Chinese tornadoes and typhoons, had a couple of PCS events and some hail in the Netherlands. That's our attritional.

Well, those are all events, whether they rise to the level of notable events or not. The events still have to happen. SpaceX has to blow up on the launching pad.

So it's not as though you can say it's like auto or homeowners where you have pretty reliable frequency patterns that create an attritional loss ratio. That's why our attritional loss ratio tends to move around a bit.

But on a macro level you have to say as premiums come down the attritional loss ratio will go up over time. It should be at an elevated level. And I think until rates actually turn upward we're likely to be living in that macro environment.

Meyer Shields - Keefe, Bruyette & Woods, Inc. - Analyst

Okay; that's helpful. Then I guess you talk a lot about the risk that you weren't on in terms of pricing. I want to know from your perspective, what would it take for Validus to become more dominant in cyber?

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

In cyber?

Meyer Shields - Keefe, Bruyette & Woods, Inc. - Analyst

Yes.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

It's early days for us in cyber. We've put together, I think, a very good team. We will not seek to be dominant on any level in the next 12 months.

In the next 12 months we will, I think, be much more focused on building a portfolio in the market, understanding the trading dynamics in the market, understanding the demand patterns in the market. And armed with more insight, I think if the opportunity is there, then we would look to push that class of business.

It's unknowable at the moment because we need a little bit of experience under our belts before we can make broad strategies around it. We do think it's a good risk class. We think it's a growing risk class.

We like the team we've put together, and we'll see from there.

Meyer Shields - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, great. Thanks so much.

Operator

Thank you. I'm showing no further questions at this time, and I would like to turn the conference back over to Mr. Ed Noonan for any closing remarks.

Ed Noonan - Validus Holdings, Ltd. - Chairman, CEO

Thank you very much. I appreciate everybody participating. And I'd like to apologize to Ron Bobman for the comments that Matt Carletti made about him; that was way out of line. I'm sure Matt will be sending something to make amends.

But thank you all. We look forward to catching up at the end of the fourth quarter. Bye now.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.

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